Exhibit 99.1

SmartRent Reports Second Quarter 2026 Financial Results

Accelerating Revenue Growth Trend Supports March to One Million Installed Units

Improving Profitability Powers Investment in Growth and Capital Returns

Phoenix, Ariz., August 5, 2026 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), the market leading provider of innovative technology, data, and workflow solutions for the rental housing industry, today reported financial results for the three months ended June 30, 2026.

Second Quarter 2026 Highlights

Revenue Growth

•
Total Revenue of $39.8 million, up 4% from the prior year.
•
Core Revenue totaled $38.4 million, up 14%.
•
Annual Recurring Revenue ("ARR") increased by 13% to $64.5 million, representing 40% of Total Revenue.
•
Units Booked for the trailing twelve-months increased by 40% to 112,560. Units Booked in the second quarter totaled 48,254, up 98%.
•
Total Units Deployed as of June 30, 2026, totaled 929,487 Units, up 10%.

Increased Profitability and Margin Expansion

•
Gross Margin aggregated 40.7%, up 760 basis points, marking the third consecutive quarter of gross margin expansion.
•
Adjusted EBITDA totaled $0.7 million, an $8.0 million improvement from a prior year loss of $7.3 million, the Company's third consecutive quarter of positive Adjusted EBITDA.
•
Net loss improved by $5.3 million, or 48%, to $6 million, reflecting the benefits of higher revenues and lower costs.

Strong Liquidity and Disciplined Capital Allocation

•
SmartRent ended the quarter with $92.7 million in cash on hand, and an undrawn $75 million credit facility.
•
During the second quarter, the Company repurchased 2.8 million of its common shares, or 1.5% of shares outstanding.
•
On July 24, the Board of Directors approved an expanded share repurchase plan with an authorization of up to $25 million.

Exhibit 99.1

“By almost every measure, SmartRent delivered strong progress in the second quarter as we continued to stay laser focused on realizing the full benefits outlined in our Vision 2028 strategic plan. Core Revenue and ARR were up double digits reflecting strong demand for our best-in-class solutions, the inherent benefits of our market leadership position, and our ongoing investments in sales execution,” commented Frank Martell, President and Chief Executive Officer of SmartRent. “Our installed IoT footprint now stands at approximately 930,000 units. Given our significant uptrend in Booked Units, I believe we are in a strong position to exceed one million installed units during the first half of next year.”

Martell added, “At the same time that we are aggressively expanding our installed IoT footprint, we are also seeing significant growth in other synergistic solutions such as our highly regarded access control and self-guided tour offerings. In addition, we are investing in our data and analytics solutions which leverage our network of millions of connected devices through investments such as the planned launch of our SmartRent Innovation Center and our recently announced strategic collaborations with Hexaware and Databricks.”

Chief Financial Officer Daryl Stemm added, “We ended the quarter with approximately $93 million in cash, no debt, and an undrawn $75 million credit facility. With the strength of Units Booked over the last twelve months, and our focus on margin expansion and disciplined operational execution, we believe that our second half Core Revenue and profitability will be substantially stronger than the second half of 2025.

Stemm continued, “We repurchased 2.8 million shares for $3.4 million during the quarter. With our strong balance sheet and improving financial results, we will continue to evaluate capital allocation opportunities, including share repurchases, through the lens of long-term shareholder value."

Second Quarter 2026 Results Summary

Core Revenue for the second quarter of 2026 was $38.4 million, an increase of approximately 14% from $33.7 million in the second quarter of 2025, reflecting increased volume of bookings and continued growth in the Company's installed base. Total Revenue was $39.8 million, an increase of approximately 4% from $38.3 million in the second quarter of 2025. We believe Core Revenue is the more representative measure of the underlying volume of the business, as it excludes non-cash revenue from hubs shipped up to four years ago.

Hosted services revenue totaled $17.6 million comprised of $16.1 million in SaaS revenue (40% of Total Revenue) and $1.5 million of hub amortization. SaaS Revenue grew 13%, driven by continued expansion of our installed base and adoption of Access Control and Self-Guided Tour (“SGT”) solutions. Hardware revenue was $13.6 million, down 10%, from $15.1 million in the prior year quarter. Professional services revenue was $8.6 million, up 100%, from $4.3 million in the prior year, primarily driven by increased hardware refresh installations, as well as higher Access Control volume, which contributed to growth in professional services Average Revenue Per Unit ("ARPU").

Annual Recurring Revenue increased 13% year over year to approximately $64.5 million, primarily driven by expansion of our installed base. ARPU trends reflected continued stability within the installed base and adoption of Access Control and SGT solutions. SaaS ARPU was $5.84 in the second quarter of 2026 compared to $5.66 in the second quarter of 2025.

Exhibit 99.1

As of June 30, 2026, Units Deployed reached 929,487, an increase of 10% with 81,531 more units compared to June 30, 2025, reflecting continued customer demand and progress toward the Company's goal of one million installed units in the first half of 2027. The Company had 18,857 New Units Deployed during the quarter, compared with 21,068 New Units Deployed in the prior year. Trailing twelve-month Units Booked increased 40% year over year to 112,560 units, reflecting sustained momentum in sales execution consistent with the Company's Vision 2028 priorities.

Total gross profit for the second quarter of 2026 was $16.2 million, compared to $12.7 million in the second quarter of 2025, with total gross margin expanding 760 basis points to 40.7% from 33.1% in the prior year second quarter. The improvement reflects the structural cost reduction actions taken in the second half of 2025, improved operating discipline and an increased level of SaaS revenue. SaaS gross profit was $12.1 million, an increase of 22% year over year, and SaaS gross margin expanded to 75.3%, reflecting the positive impact and continuing benefits of operating leverage.

In the second quarter of 2026, operating expenses were $22.7 million, a 7% decrease from $24.4 million in the same quarter from the prior year. Net loss improved by $5.3 million or 48%, to $5.6 million, from $10.9 million in the same quarter prior year. Adjusted EBITDA improved meaningfully by 110% to $0.7 million for the second quarter 2026, from a loss of $7.3 million in the same quarter prior year.

The Company ended the quarter with a cash balance of approximately $93 million, no debt and an undrawn $75 million credit facility. During the second quarter of 2026, the Company repurchased 2.8 million shares, or 1.5% of shares outstanding, at an aggregate cost of $3.4 million. On July 24, the Board of Directors approved an expanded share repurchase plan with an authorization of up to $25 million, and concurrently canceled the Company's prior share repurchase plan which had a remaining authorization of $13.4 million.

Conference Call Information

SmartRent is hosting a conference call today, August 5, 2026, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the Company's earnings presentation is available on the Investor Relations section of SmartRent’s website.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The Company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance and results, areas of focus, including our operations, approach to operational and financial discipline, cost reduction, expected growth, strategy, performance, financial review, product portfolio enhancements, strategic collaborations, expansion plans, and other future events and forward-looking statements. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA and Core Revenue. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures - these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

Exhibit 99.1

We define EBITDA as net income (loss) computed in accordance with GAAP before interest income, net, income tax expense (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA before expenses related to non-recurring legal matters, stock-based compensation expense, impairment of investment in non-affiliate, goodwill impairment, non-recurring warranty provisions, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business.

We define Core Revenue as total revenue excluding hub amortization.

EBITDA, Adjusted EBITDA and Core Revenue may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA, Adjusted EBITDA and Core Revenue are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its identified financial and operational goals and to optimize its financial performance, while neutralizing the impact of some expenses included in our operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

SmartRent's management believes Core Revenue more accurately reflects the underlying volume of the business as it excludes non-cash revenue from hubs shipped in prior years.

Financial and Operating Metrics Defined

SmartRent regularly monitors several financial and operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Exhibit 99.1

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period that are expected to result in a New Unit Deployed. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period, including renewals and upgrades.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS Revenue earned in the current quarter, which we calculate by taking the total amount of SaaS Revenue in the current quarter and multiplying that amount by four.

SaaS Revenue is defined as subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. ARPU metrics may vary significantly based on scope and mix during the period. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS Revenue during a given period divided by the average aggregate Units Deployed in the same period divided by the number of months in the period.

Units Booked SaaS ARPU is the first year ARR for binding orders with Units Booked executed during the stated measurement period divided by the total Units Booked in the same period divided by the number of months in the period.

Property Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to properties which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same properties. Property Net Revenue Retention includes additions to revenue from price increases on existing products, additions of new products at existing properties and transfers of ownership, offset by any reductions in revenue caused by cancellations or downgrades.

Customer Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to customers which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same customers. A customer with SaaS Revenue is defined as an entity that has an active subscription during the stated period. Customer Net Revenue Retention includes additions to revenue from transfers of ownership, price increases on existing products and additions of new products at existing properties, offset by any reductions in revenue caused by cancellations or downgrades.

Exhibit 99.1

Customer Churn is defined as cancelled deployed units during the measurement period divided by Units Deployed as of the beginning of the measurement period.

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
Revenue
Hardware	$13,624	$15,143	$29,005	$33,973
Professional services	8,636	4,327	14,669	8,220
Hosted services	17,584	18,838	34,853	37,459
Total revenue	39,844	38,308	78,527	79,652

Cost of revenue
Hardware	11,914	12,868	24,490	26,828
Professional services	6,860	6,237	12,758	13,530
Hosted services	4,850	6,535	9,938	13,064
Total cost of revenue	23,624	25,640	47,186	53,422

Operating expense
Research and development	5,582	6,465	11,728	14,723
Sales and marketing	5,225	6,375	9,671	11,145
General and administrative	11,874	11,513	21,497	28,407
Total operating expense	22,681	24,353	42,896	54,275

Impairment charge	-	-	-	24,929

Loss from operations	(6,461)	(11,685)	(11,555)	(52,974)

Interest income	815	1,101	1,675	2,404
Interest expense	(89)	(89)	(188)	(192)
Other expense, net	(68)	(220)	(143)	(207)
Loss before income taxes	(5,803)	(10,893)	(10,211)	(50,969)

Income tax (benefit) expense	(162)	(33)	(122)	75
Net loss	(5,641)	(10,860)	(10,089)	(51,044)
Other comprehensive loss
Foreign currency translation adjustment	387	639	(80)	727
Comprehensive loss	(5,254)	(10,221)	(10,169)	(50,317)
Net loss per common share
Basic and diluted	$(0.03)	$(0.06)	$(0.05)	$(0.27)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	192,414	188,755	192,028	190,577

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	June 30, 2026	December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$92,662	$104,550
Accounts receivable, net	38,105	47,401
Inventory	21,331	26,670
Deferred cost of revenue, current portion	1,010	3,068
Prepaid expenses and other current assets	9,291	6,189
Total current assets	162,399	187,878
Property and equipment, net	4,686	5,121
Deferred cost of revenue	-	121
Goodwill	92,339	92,339
Intangible assets, net	17,564	19,501
Other long-term assets	16,710	15,965
Total assets	$293,698	$320,925

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,456	$13,012
Accrued expenses and other current liabilities	15,206	14,040
Deferred revenue, current portion	19,022	32,966
Total current liabilities	42,684	60,018
Deferred revenue	20,647	22,968
Other long-term liabilities	5,229	5,800
Total liabilities	68,560	88,786

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of June 30, 2026 and December 31, 2025; no shares of preferred stock issued and outstanding as of June 30, 2026 and December 31, 2025	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 191,611 and 189,677 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	19	19
Additional paid-in capital	651,619	645,051
Accumulated deficit	(426,783)	(413,294)
Accumulated other comprehensive loss	283	363
Total stockholders' equity	225,138	232,139
Total liabilities, convertible preferred stock and stockholders' equity	$293,698	$320,925

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the six months ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,089)	$(51,044)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	4,514	4,009
Goodwill impairment	-	24,929
(Recovery of) provision for warranty expense	(372)	497
Non-cash lease expense	224	449
Stock-based compensation	6,290	4,997
Change in fair value of earnout related to acquisition	-	(294)
Non-cash interest expense	68	72
Provision for excess and obsolete inventory	300	594
Provision for expected credit losses	63	141
Change in operating assets and liabilities
Accounts receivable	9,150	897
Inventory	5,017	1,378
Deferred cost of revenue	2,180	5,108
Prepaid expenses and other assets	(3,412)	(2,821)
Accounts payable	(4,517)	2,914
Accrued expenses and other liabilities	1,217	2,584
Deferred revenue	(16,258)	(21,311)
Lease liabilities	(605)	(198)
Net cash used in operating activities	(6,230)	(27,099)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(255)	(3,462)
Capitalized software costs	(2,691)	(2,388)
Net cash used in investing activities	(2,946)	(5,850)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	(3,400)	(4,918)
Proceeds from options exercise	911	-
Proceeds from ESPP purchases	96	175
Taxes paid related to net share settlements of stock-based compensation awards	(729)	(523)
Net cash used in financing activities	(3,122)	(5,266)
Effect of exchange rate changes on cash and cash equivalents	410	777
Net decrease in cash and cash equivalents	(11,888)	(37,438)
Cash and cash equivalents - beginning of period	104,550	142,482
Cash and cash equivalents - end of period	$92,662	$105,044

Reconciliation of cash and cash equivalents to the condensed consolidated balance sheets
Cash and cash equivalents	$92,662	$105,044
Total cash and cash equivalents	$92,662	$105,044

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

(in thousands)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
	(dollars in thousands)		(dollars in thousands)
Net loss	$(5,641)	$(10,860)	$(10,089)	$(51,044)
Interest income, net	(726)	(1,012)	(1,487)	(2,212)
Income tax (benefit) expense	(162)	(33)	(122)	75
Depreciation and amortization	2,291	2,066	4,514	4,009
EBITDA	(4,238)	(9,839)	(7,184)	(49,172)
Legal matters	1,385	(780)	1,422	4,325
Stock-based compensation	3,233	2,161	6,290	4,997
Goodwill impairment	-	-	-	24,929
Non-recurring warranty provision	-	-	-	(150)
Other acquisition expenses	-	(283)	-	(231)
Other non-operating expenses	337	1,392	563	1,581
Adjusted EBITDA	$717	$(7,349)	$1,091	$(13,721)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
	(dollars in thousands)		(dollars in thousands)
Total revenue	$39,844	$38,308	$78,527	$79,652
Hub amortization revenue	(1,456)	(4,619)	(3,506)	(9,277)
Total core revenue	$38,388	$33,689	$75,021	$70,375

Exhibit 99.1

SMARTRENT, INC.

OPERATING METRICS

(in thousands)

	For the three months ended June 30,
	2026	2025	% Change
Hardware
Hardware Units Shipped	23,249	26,543	(12)%
Hardware ARPU(2)	$586	$571	3%

Professional Services
New Units Deployed	18,857	21,068	(10)%
Professional Services ARPU(2)	$580	$365	59%

Hosted Services
Units Deployed (1)	929,487	847,956	10%
Average aggregate units deployed	920,366	837,784	10%
SaaS ARPU(2)	$5.84	$5.66	3%

Bookings - TTM
Units Booked - TTM	112,560	80,218	40%
Bookings (in 000's) - TTM	$124,676	$107,203	16%
Units Booked SaaS ARPU - TTM(2)	$7.09	$9.08	(22)%
(1) As of the last date of the quarter
(2) ARPU metrics may vary significantly based on scope and mix during the period.

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Vice President, Corporate Communications
media@smartrent.com